Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-169514) and Forms S-8 (Nos. 333-165065, 333-165566, 333-169272, 333-171231, 333-172069 and 333-178664) of Anheuser-Busch InBev SA/NV of our report dated April 14, 2010, relating to the financial statements of Anheuser-Busch US Beer and Packaging reporting entities as of and for the year ended December 31, 2009, which appears in Anheuser-Busch InBev SA/NV’s annual report on Form 20-F for the year ended December 31, 2011. The financial statements of the Anheuser-Busch US Beer and Packaging reporting entities are not separately presented in Anheuser-Busch InBev SA/NV’s annual report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

St. Louis, MO

April 12, 2012